Exhibit 77C

ALLIANCEBERNSTEIN CORPORATE SHARES
ALLIANCEBERNSTEIN MUNICIPAL INCOME SHARES
811 21497

RESULTS OF SHAREHOLDERS MEETING
(unaudited)


The Annual Meeting of Shareholders of
AllianceBernstein Corporate Shares (the Trust)
-AllianceBernstein Municipal Income Shares
(the Portfolio) was held on November 5, 2010
(the Meeting). At the Meeting, with respect to the first item of business, the election of Trustees for the Trust, and with respect to the fifth item of business, changes to the Portfolios fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposals, and both proposals were approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Trusts proxy statement):


1.  The election of the Trustees, each
such Trustee to serve a term of
an indefinite duration and until his
or her successor is duly elected and qualifies.

			Voted For	Withheld Authority
John H. Dobkin		4,054,833	0
Michael J. Downey	4,054,833	0
William H. Foulk, Jr.	4,054,833	0
D. James Guzy		4,054,833	0
Nancy P. Jacklin	4,054,833	0
Robert M. Keith		4,054,833	0
Garry L. Moody		4,054,833	0
Marshall C. Turner, Jr. 4,054,833	0
Earl D. Weiner		4,054,833	0


5. Approve the amendment of the Portfolios fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Broker Non-Votes

1,000,000	0		0		0




ACS MISH. SAR Insert   Shareholder Results. 5 25 2011. docx
ablegal    2083241 v1